The transactions pursuant to the joint share transfer described in this document involve securities of a Japanese company. The joint share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the joint share transfer, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

Extraordinary General Meeting

Reference Documents for Extraordinary General Meeting—Supplementary Volume

Proposal No. 1 Approval of Share Transfer Plan with The Michinoku Bank, Ltd.

1.	Content of Financial Statements, etc. for the Most Recent Business Year (ended March 2021) for The Michinoku Bank 1

(“4. Matters Concerning The Michinoku Bank”

on p. 56 of the Convocation Notice)

The Aomori Bank, Ltd.

Securities code: 8342

Content of Financial Statements, etc. for the Most Recent Business Year
(ended March 2021) for The Michinoku Bank

Business Report for the 49th Term (April 1, 2020 through March 31, 2021)

1.	Matters Related to the Bank’s Current Situation
(1)	Progress and results of business, etc.

Description of principal business

The Michinoku Bank, Ltd. (the “Bank”) is engaged in deposit business, lending business, securities trading business, securities investment business, domestic exchange business, foreign exchange business, and corporate bond entrustment and registration business, as well as ancillary business such as agency business, guarantees of obligations (acceptances and guarantees) and over-the-counter sales of government and other public bonds, investment trusts, and insurance products.

Financial and economic environment

In fiscal year 2020, the Japanese economy saw economic activity fall sharply due the spread of the COVID-19 pandemic, resulting in negative growth comparable to that immediately after the Lehman Brothers collapse. While the economy was on a gradual recovery track following the lifting of the state of emergency in May 2020, the risk of further spread of COVID-19 continues to make households and businesses cautious.

The regional economy in Aomori Prefecture and the Hakodate area, where the Bank’s principal operations are based, continues to be in a difficult situation due to the effects of the prolonged pandemic. Some movement towards recovery has been seen in production and consumer spending thanks to various support measures, but demand for the tourism and restaurant industries has not bounced back, and the economy has not recovered to pre-pandemic levels due to weakness in the job climate and backing off from capital investment. While vaccinations have begun and signs of an end to the pandemic have begun to appear, the outlook remains uncertain, and there is a need to increase the level of economic activity while taking measures to prevent the spread of infection.

Progress and results of business, etc.

Fiscal year 2020 marks the final year of the Bank’s 5th Medium-Term Business Plan “Exciting Innovation” from April 2018. In pursuit of becoming the “best partner to bring out the wealth of the region” that it is aiming to be, the Bank has been working on various measures towards protecting the prosperous life of its home while calling forth its wealth.

○	Innovation 1: Pursuit of consulting quality
・	Building an integrated support system from business establishment to revitalization

In order to carry out business activities that bring it closer to the local community, respond promptly to customer needs and issues, and contribute to the growth and development of the region, the Bank assigned executive officers to each of the Aomori, Hirosaki, Hachinohe and Hakodate areas as district headquarters managers, and set up district headquarters from April 2020 with specialist staff to make higher quality proposals to its customers.

To expand corporate solution services, the Business Establishment Support Office became the Business Establishment and Succession Support Office in April 2020, and in July 2020 the International Business Support Office became the Business Growth Support Office in a functional reorganization to establish a system that puts “integrated support and consulting according to the corporate life cycle from business establishment to revitalization” into practice.

・	Implementation of consulting to achieve life plans

Life planning consultants with specialized knowledge and skills such as asset management and inheritance have been assigned to each of the Aomori, Hirosaki, Hachinohe and Hakodate districts to practice high-quality consulting sales according to the life stage of individual customers.

The Bank has also strengthened points of contact with customers through sales locations that are open on weekends and holidays such as the Michinoku Everyday Plaza Aomori (in Aomori City) and the Michinoku Everyday Plaza Tamukai (in Hachinohe).

From October 2020, the Bank started dedicated telephone handling of debt consolidation loans. The Bank will continue working to provide even better products and services to meet the diverse needs of its customers.

・	Providing solutions that bring out the potential of the region

The Bank is strengthening cooperation with various companies in order to further improve customer service and management productivity for the development of the local economy.

A partnership with Aomori Bank, Ltd. for mutual no-fee ATM access began in July 2020. In collaboration with SBI Money Plaza Co., Ltd., the joint location Michinoku Bank SBI Money Plaza Hakodate was opened in Hakodate in May 2020, and various financial instruments and services provided by SBI Securities Co., Ltd. have been made available along with consulting and advice on asset management.

From August 2020, the Bank started to provide foreign currency-related services in partnership with SBI Sumishin Net Bank, Ltd. and SBI Remit Co., Ltd., and is working to improve customer convenience, such as 24-hour online support.

Collaboration with RCG Corporation will further promote the expansion of sales channels for regional products and business matching.

○	Innovation 2: Pursuit of employee happiness and vitality
・	Realizing a vibrant corporate culture and work environment

Based on developments such as recent deregulation, the Bank has engaged in the activities of the Value Creation Project, a project aimed at future business generation. The Aomori Producers Support Project was launched in March 2021 through repeated discussions and consideration centered on young and mid-career staff selected through open recruitment within the Bank, with the goal of supporting local agricultural producers.

・	Further promotion of diversity

The Bank has established its Basic Policy for Promoting Diversity, and is continuously reviewing various systems and improving the workplace environment for the active participation of diverse human resources, including women, young people, seniors and people with disabilities. This fiscal year, the Bank began full-scale operation of flextime and telework systems and has built a structure that enables flexible working styles to promote work-life balance, such as improving labor productivity, securing time for self-development, and balancing childcare and long-term care with work.

In addition, a “double job system” has been introduced at the headquarters on a trial basis that allows each staff member to demonstrate their skills even outside their own assigned section in an effort to support the self-directed growth of staff members.

The percentage of female managers at the end of March was 27.2%, an increase of 0.3 points from the previous year.

・	Expansion of the “career challenge system”

In order to develop human resources with expertise, the Bank actively dispatches staff to outside organizations as trainees. In addition, the Bank is actively working on human resource development, such as allowing short-term trainees from sales locations to experience the work of the headquarters section of their choice for one to two weeks.

○	Innovation 3: Pursuit of higher productivity through constant promotion of reform
・	Promotion of digitalization

In June 2020, the Michi-Tech Project started as a digital strategy initiative to expand new points of contact with customers. The Bank has expanded services that do not require physically visiting the Bank and released a portal app called the Michigin App. In addition to enabling various procedures such as looking up savings account balance and deposit and withdrawal details, changing address, and switching to a passbook-less account, the Michigin App also allows use of a service to manage household finances called Money Forward. The Bank will continue to promote digitalization to improve customer convenience.

・	Branch consolidation

In order to maintain customer convenience while consolidating management resources to improve management efficiency, the Bank has made efforts to integrate business locations using a “branch-in-branch” style (a form in which two or more branches are located together under the same roof). As a result, the number of brick-and-mortar locations has been streamlined from 84 as of the end of March 2020 to 75 as of the end of March 2021. The Bank will continue to promote reorganization in a flexible manner, including the expansion of locations operating on holidays.

These measures have resulted in business performance for the current fiscal year as follows.

○	Deposits, etc.

The closing balance of deposits increased ¥125.2 billion year on year to ¥2,110 billion due to an increase in personal deposits and corporate deposits. The closing balance of total deposits including negotiable certificates of deposit increased by ¥126.5 billion year on year to ¥2,146.4 billion.

Total balance of assets under custody for public bonds, investment trusts and insurance products increased by ¥9.1 billion year on year to ¥274.3 billion due to an increase in investment trusts.

○	Loans and bills discounted

The closing balance of loans at the end of the period increased ¥41.2 billion year on year to ¥1,721.2 billion due to an increase in loans such as home mortgages and local government loans.

○	Securities

The closing balance of securities increased ¥18.8 billion year on year to ¥185.5 billion as a result of managing assets with appropriate risk control in mind, taking into consideration market trends and the investment environment.

○	Status of Income

Ordinary income increased by ¥4,262 million year on year to ¥31,735 million due in part to an increase in investment income resulting from an increase in interest and dividends on securities. Ordinary expenses decreased ¥1,013 million year to ¥29,733 million as a result of a decrease in general and administrative expenses and decrease in other expenses due to a decrease in provision of allowance for loan losses. As a result, ordinary profit increased by ¥5,275 million year on year to ¥2,001 million. Current net income increased by ¥6,361 million year on year to ¥1,929 million.

Consolidated ordinary profit was ¥2,217 million, and current net income attributable to owners of the parent was ¥1,942 million.

Matters to be dealt with

The Bank believes the urgent issue to deal with is providing thorough support for businesses as well as for the household finances of individual customers, all of whom are in a difficult situation due to the prolonged impact of COVID-19 pandemic, and to fully carry out its mission of serving as a financial intermediary. Due to structural problems such as the declining birthrate, aging population, and shrinking economic scale caused by population decline, problems such as a shrinking workforce, lack of successors, and a decrease in suppliers and customers in commercial transactions have become apparent in the regional economy. As a financial institution, we must present solutions to the various issues faced by local people and companies. In addition, in the financial industry, it is necessary to take measures such as strengthening management in the face of declining profits due to the prolonged climate of low interest rates, intensifying competition due to the rise of FinTech companies, and various diversifying risks.

In the face of such challenges, with the start of 6th Medium-Term Business Plan “Co-creating the Future of the Regional Community” (April 2021 to March 2024), the Bank has set its sights on becoming “a value-creating company with close ties to the regional community, taking on challenges for the regional community, and continuing to grow with the regional community.” The Bank aims to create the value needed for the future of the region, reliably deliver that value to its customers, and have it lead to the sustainable growth of the region.

By steadily implementing this 6th Medium-Term Business Plan, the Bank will strengthen its financial foundation and continue to work on further strengthening its compliance and internal control systems.

All officers and employees will continue to make efforts in the future, and the Bank sincerely asks for your continued support and patronage.

(2)	Status of assets and income

(units: millions of yen)

	FY 2017	FY 2018	FY 2019	FY 2020
Deposits	1,953,130	1,971,717	1,984,736	2,110,005
Term deposits	824,088	789,202	746,093	700,600
Other	1,129,042	1,182,515	1,238,643	1,409,405
Loans and bills discounted	1,526,974	1,537,721	1,679,936	1,721,230
For individuals	491,620	528,846	601,997	618,265
For small and medium-sized enterprises	560,030	574,718	540,838	538,377
Other	475,323	434,156	537,100	564,587
Securities	353,683	230,824	166,709	185,510
National government bonds	238,394	110,869	-	-
Local government bonds	-	-	24,457	12,351
Other	115,289	119,955	142,251	173,158
Total assets	2,118,788	2,112,634	2,166,390	2,357,586
Domestic exchange transaction volume	8,528,990	8,615,949	8,772,694	8,772,302
Foreign exchange transaction volume	million USD 74	million USD 104	million USD 90	million USD 84
Ordinary profit (loss)	3,962	1,234	(3,273)	2,001
Net profit (loss)	2,619	634	(4,432)	1,929
Net profit (loss) per share	yen 137.25	yen 23.74	yen (264.00)	yen 96.98

Notes:

1.       All amounts shown are rounded down to the nearest whole units.

2.       Earnings per share are calculated by dividing net profit (loss) by the average number of issued shares during the period (after deducting the number of treasury shares).

3.       Bank shares owned by the Board Benefit Trust (BBT) are treated as treasury shares, and are included in the treasury stock to be deducted in the calculation of the average number of shares during the period in the calculation of earnings per share.

4.       A ten to one common share reverse stock split was carried out on October 1, 2017. Net profit per share is calculated on the assumption that the reverse stock split was carried out at the beginning of FY 2017.

(Reference) Assets, income, and losses of the corporate group

(units: millions of yen)

	FY 2017	FY 2018	FY 2019	FY 2020
Ordinary income	44,856	42,111	37,646	41,877
Ordinary profit	4,063	1,523	(3,209)	2,217
Net profit attributable to owners of parent	2,500	670	(4,596)	1,942
Net assets amount	92,812	89,171	81,606	88,717
Total assets	2,123,795	2,115,746	2,169,533	2,360,494

Notes: All amounts shown are rounded down to the nearest whole units.

(3)	Status of employees
End of this fiscal year
Number of employees	1,355
Average age	41 years 3 months
Average number of years of continuous service	16 years 5 months
Average monthly salary	¥355,000

Notes:

1.       The average age, average number of years of continuous service, and average monthly salary shown are rounded down to the nearest whole units.

2.       The number of employees does not include temporary workers or part-time workers.

3.       Average monthly salary is the average monthly salary for March 2021, excluding bonuses.

(4)	Status of places of business

a.       Number of places of business

	End of this fiscal year
Aomori Prefecture	79	(of which, 2 sub-branches)
Hokkaido	8	(0)
Iwate Prefecture	2	(0)
Akita Prefecture	3	(0)
Miyagi Prefecture	1	(0)
Tokyo	1	(0)
Total	94	(of which, 2 sub-branches)

Notes:

1.       In addition to the above, 160 external ATMs of the Bank have been installed, excluding alliances with other financial institutions.

2.       There were no branches closed during the current fiscal year.

3.       Six external ATMs were newly installed and 23 were removed during the current fiscal year.

4.       Of the number of places of business at the end of the current fiscal year, 19 are “branch-in-branch” locations (a form in which two or more branches are located together under the same roof), and the total number of locations is 75.

5.       The Shanghai Representative Office was closed on November 30, 2020.

b.       New places of business established this fiscal year

Name of places of business	Address
Not applicable.

Notes: In addition to the above, six external ATMs were newly installed during the current fiscal year.

c.       List of banking agencies

   Not applicable.

d.       Status of banking agencies, etc. operated by banks

Trade name or name of the financial institution of affiliation
SBI Sumishin Net Bank, Ltd.

(5)	Status of capital expenditure

a.       Total capital expenditure

Total capital expenditure	¥2,171 million

Notes: All amounts shown are rounded down to the nearest whole units.

b.       New material assets, etc.

Description	Amount
Software	¥1,998 million

Notes: All amounts shown are rounded down to the nearest whole units.

(6)	Status of material parent and subsidiary companies, etc.

a.       Status of parent companies

   Not applicable.

b.       Status of subsidiaries, etc.

(as of the end of the fiscal year)

Name of company	Address	Description of principal business	Stated capital	Percentage of voting rights of subsidiary held by the Bank	Other
Michinoku Lease, Ltd.	4-10, 1-Chome, Hashimoto, Aomori, Aomori Prefecture	Leasing business	million yen 90	% 80.00	-
Michinoku Credit Guarantee, Ltd.	3-12, 1-Chome, Okuno, Aomori	Credit guarantee business related to housing loans, etc.	million yen 100	% 100.00	-
Michinoku Card, Ltd.	3-12, 1-Chome, Okuno, Aomori	Credit card business	million yen 30	% 100.00	-
Michinoku Servicer Co., Ltd.	2F Aomori Yanagimachi Building, 2-20, 1-Chome, Honcho, Aomori	Credit management and collection operations	million yen 500	% 100.00	-

Notes:

1.       All amounts shown are rounded down to the nearest whole units.

2.       Percentage of voting rights of subsidiary held by the Bank is rounded down to two decimal places.

3.       As of the end of the current fiscal year, consolidated subsidiaries are the four material subsidiaries listed above, and there are no equity-method affiliates.

◎ Status of material business alliances

1.	Automated system for cash withdrawals, etc. (ACS) allowing reciprocal use of ATMs through an alliance between 62 regional banks
2.	Automated system for cash withdrawals (MICS) allowing reciprocal use of ATMs through an alliance between 62 regional banks and city banks, trust banks, member banks of the Second Association of Regional Banks, credit unions, credit cooperatives, agricultural cooperatives and marine banks (including Norinchukin Bank and federations of agricultural cooperatives), and workers' credit union banks
3.	Service for communicating remittances, transfers, transaction history, and other data between partner companies by data transmission through Chigin Network Service Co., Ltd. (CNS), a joint venture by 62 regional banks
4.	Automated system for cash withdrawals and cash deposits, etc. allowing ATMs in convenience stores and other in-store locations to be used through an alliance with Lawson Bank, Inc. and Seven Bank, Ltd.
5.	Automated system for cash withdrawals, cash deposits, etc. allowing reciprocal use of ATMs through an alliance with Japan Post Bank Co., Ltd.
6.	Automated system for cash withdrawals, etc. allowing reciprocal use of ATMs through an alliance with AEON Bank, Ltd.
7.	Automated system for cash withdrawals, etc. allowing reciprocal use of ATMs with some fees not charged through an alliance with The Aomori Bank, Ltd.

(7)	Status of business transfers

Not applicable.

(8)	Other material matters related to the corporate group’s current status

Not applicable.

2.	Matters Related to Corporate Officers (Directors)
(1)	Status of corporate officers

(as of the end of the fiscal year)

Name	Position and responsibilities at the Bank		Significant concurrent positions outside the Bank	Other
Kunihiro Takada	Chairman
Takayuki Fujisawa	President (Representative Director)			Note 1
Tsutomu Inaniwa	Director Senior Executive Officer (Representative Director)	Business Promotion Headquarters (Sales Planning Division, Local Revitalization Division) Treasury and Securities Division
Yumiko Kamada	Director (Outside Director)		Representative Director, K.K. ONE GLOCAL Part-time Director, Lumine Co. Ltd. Outside Director, Taiyo Holdings Co., Ltd.	Note 2, 4
Kazunari Higuchi	Director (Outside Director)		Outside Director, Kureha Corporation	Note 3, 4
Kazuhiko Odanaka	Director Full-time Audit & Supervisory Committee Member			Note 5, 6
Seiichi Tsurumi	Director Full-time Audit & Supervisory Committee Member (Outside Director)			Notes 4, 5, 6
Toshihiro Nishiya	Director Audit & Supervisory Committee Member (Outside Director)		Representative Director, Y.K. Nishiya Computer Accounting Office	Note 4, 5
Tetsutaro Wakatsuki	Director Audit & Supervisory Committee Member (Outside Director)		Representative Partner, Murata & Wakatsuki Law Offices	Note 4, 5

Notes

1.       As of April 1, 2020, President Takayuki Fujisawa is no longer in charge of the Diversity Promotion Office.

2.       Director Yumiko Kamada was appointed as an outside director of Taiyo Holdings Co., Ltd. on June 20, 2020.

3.       Director Kazunari Higuchi was appointed as an outside director of Kureha Corporation on June 24, 2020.

4.       The five people comprising Directors Yumiko Kamada and Kazunari Higuchi and Director and Audit & Supervisory Committee Members Seiichi Tsurumi, Toshihiro Nishiya and Tetsutaro Wakatsuki are Outside Directors as stipulated in Article 2, item (xv) of the Companies Act. Notice has been submitted to the Tokyo Stock Exchange, Inc. that all five have been appointed as independent officers pursuant to the requirements of the Tokyo Stock Exchange.

5.       The four people comprising Director and Audit & Supervisory Committee Members Kazuhiko Odanaka, Seiichi Tsurumi, Toshihiro Nishiya and Tetsutaro Wakatsuki have a wealth of experience in corporate management and financial and legal practice, and possess considerable knowledge of finance and accounting.

6.       To enhance information gathering, improve the effectiveness of audits, and strengthen auditing and supervision functions through sufficient cooperation with internal audit departments, etc., Kazuhiko Odanaka and Seiichi Tsurumi have been selected as Full-time Director and Audit & Supervisory Committee Members.

7.	The Bank has introduced an executive officer system. The names, positions and responsibilities of the executive officers who do not serve concurrently as Directors are as follows.

(as of the end of the fiscal year)

Name	Position	Responsibilities
Shinji Suto	Senior Executive Officer	Responsible for Management Planning Division, Personnel and General Affairs Division, and Systems Management Division
Eiichi Okuzaki	Managing Executive Officer

Responsible for Credit Division*, Business Management Division, and Risk Management Division

*The authority of the officer responsible based on the loan authority rules will be delegated to the General Manager of the Credit Division.

Kenichi Asari	Managing Executive Officer	Aomori District Manager
Katsuhiko Fukushi	Managing Executive Officer	Hirosaki District Manager
Takanori Kudo	Managing Executive Officer	Hachinohe District Manager
Koichi Komura	Executive Officer	General Manager of Management Planning Division
Takuya Furusato	Executive Officer	General Manager of Credit Division *By the above delegation, will be delegated with the authority of the officer responsible based on the loan authority rules.
Hideyuki Okawa	Executive Officer	Head of Business Promotion Headquarters
Hiroyuki Hayano	Executive Officer	General Manager of Operations Administration Division
Kou Takahashi	Executive Officer	General Manager of Auditing Division
Tsuneyoshi Suzuki	Executive Officer	General Manager of Hachinohe Sales Division
Manabu Harata	Executive Officer	Hakodate District Manager and General Manager of Hakodate Sales Division

8.	The positions and responsibilities of officers and executive officers have changed as of April 1, 2021. The officers and executive officers whose positions and responsibilities have changed are as follows.

(i) Directors (as at April 1, 2021)

Name	Position	Responsibilities
Tsutomu Inaniwa	Director Senior Executive Officer (Representative Director)	Responsible for Treasury and Securities Division, Credit Division, and Systems Management Division

(ii) Executive officers (as at April 1, 2021)

Name	Position	Responsibilities
Shinji Suto	Senior Executive Officer	Responsible for Management Planning Division, Personnel and General Affairs Division, and Risk Management Division
Katsuhiko Fukushi	Managing Executive Officer	Head of Business Promotion Headquarters and Hirosaki District Manager; responsible for Business Promotion Headquarters (Sales Planning Division, Local Revitalization Division)
Hiroyuki Hayano	Managing Executive Officer	General Manager of Operations Administration Division; responsible for Operations Administration Division and Business Management Division
Hideyuki Okawa	Executive Officer	General Manager of Credit Division
Manabu Harata	Executive Officer	Hokkaido District Manager and General Manager of Hakodate Sales Division
Takuya Furusato	Executive Officer	General Manager of Head Office Sales Division
Takuya Yamamoto	Executive Officer	General Manager of Sales Planning Division

Note: Managing Executive Officer Eiichi Okuzaki has retired as of March 31, 2021.

(2)	Matters related to remuneration to officers

a.       Total amount of remuneration, etc. for the current fiscal year

(units: millions of yen)

Director type	Number of recipients
		Remuneration, etc.	Base remuneration	Performance-linked Remuneration, etc.
					Performance-linked remuneration	Non-monetary remuneration, etc.
Director (excluding Audit & Supervisory Committee Members)	7	92	69	22	-	22
Director (Audit & Supervisory Committee Member)	5	52	52	-	-	-
Total	12	144	121	22	-	22

Note:

1.       All amounts shown are rounded down to the nearest whole units.

2.       The above table includes two Directors (one Director (excluding Audit & Supervisory Committee Members) and one Director (Audit & Supervisory Committee Member)) who retired at the conclusion of the 48th Ordinary General Meeting of Shareholders held on June 24, 2020. Note that after retiring at the conclusion of the 48th Ordinary General Meeting of Shareholders, Director Tetsutaro Wakatsuki was appointed Director (Audit & Supervisory Committee Member), and so is listed as a Director (excluding Audit & Supervisory Committee Members) during his term of office as a Director (excluding Audit & Supervisory Committee Members), and as a Director (Audit & Supervisory Committee Member) after taking office as a Director (Audit & Supervisory Committee Member).

3.       Amount of non-monetary remuneration, etc. is the amount of provision for officers’ stock benefits recorded in the current fiscal year as “Board Benefit Trust” (BBT) performance-linked stock remuneration.

4.       There is no remuneration as an employee in addition to the above remuneration.

b.       Matters related to performance-linked remuneration, etc.

(i)	“Performance-linked remuneration, etc.” is to raise awareness of improving the Bank’s core business and overall performance, which is the result of the business execution by the eligible Directors. The amount is calculated by treating the amount of “base remuneration” as 100% and applying a certain rate of increase or decrease based on the degree of contribution to performance by each Director, with the resulting portion exceeding 100% as “performance-linked remuneration.” The rate of increase or decrease is based on a performance matrix that combines the actual amounts of “core business profit” and “net profit,” which are defined separately.
(ii)	“Performance-linked stock remuneration” is a performance-linked stock compensation scheme that utilizes trusts and aims to provide incentives linked to stock value in order to clarify the interconnectedness with medium- to long-term corporate value improvement. For the issuance of shares, the amount calculated by multiplying the total amount of “base remuneration” and “performance-linked remuneration” by a certain percentage according to job title, etc. is converted into points and granted for each fiscal year.
(iii)	Note that the amount of base remuneration and performance-linked remuneration to be paid to each Director is determined by the Board of Directors based on the business results of the previous fiscal year, and the amount is divided into 12 and paid monthly for one year starting from July of the following fiscal year. Points are awarded for “performance-linked stock remuneration” every year in July, and the Bank’s shares and money in amounts equivalent to the Bank’s shares converted to market value are delivered and paid upon retirement to Directors who meet the beneficiary requirements stipulated in the Officer Share Benefit Regulations.
(iv)	The performance indicators used to calculate the performance-linked remuneration, etc. related to the remuneration for the current fiscal year are the performance indicators for the fiscal year ending March 2020. Specifically, “core business profit” was negative ¥100 million against the target of ¥300 million yen, and “net income” was negative ¥4.4 billion against the target of ¥1.8 billion.

c.	Content of non-monetary remuneration, etc.

The contents of non-monetary remuneration, etc. are shares of the Bank, and the delivery method and so forth are as stated in b. Matters related to performance-linked remuneration, etc. and e. Policy on determining the content of officer remuneration, etc.

d.	Matters related to shareholder meeting resolutions regarding Director remuneration, etc.
(i)	The remuneration limit for Directors, as resolved at the 44th Ordinary General Meeting of Shareholders held on June 23, 2016, is ¥145 million annually for Directors (excluding Audit & Supervisory Committee Members) (of which ¥20 million is for Outside Directors), and ¥60 million annually for Directors (Audit & Supervisory Committee Members). (As of the conclusion of that Ordinary General Meeting of Shareholders, there are five Directors (excluding Audit & Supervisory Committee Members) (including two Outside Directors) and four Directors (Audit & Supervisory Committee Members).)
(ii)	In addition to the amounts under the remuneration scheme above, it was resolved at the 44th Ordinary General Meeting of Shareholders held on June 23, 2016 that the performance-linked stock remuneration scheme “Board Benefit Trust” (BBT) would be adopted for Directors (excluding Audit & Supervisory Committee Members) who are not Outside Directors, and for the initial period of five fiscal years from the fiscal year ending March 2016 to the fiscal year ending March 2020, ¥448 million has been contributed to the trust as a share acquisition fund for such eligible Directors. In addition, even after such initial period has elapsed, until the end of this system, additional contributions of up to ¥250 million for the eligible Directors will be made to the trust for each subsequent five-year period following the initial period. (As of the conclusion of that Ordinary General Meeting of Shareholders, there are three eligible Directors.)

e.	Policy on determining the content of officer remuneration, etc.

At the Board of Directors meeting held on February 25, 2021, the Bank passed a resolution on a policy on determining the content of individual remuneration, etc. for Directors. At the time of the resolution of the Board of Directors, the Nomination and Remuneration Review Committee was consulted in advance on the content of the resolution and a report was received. In addition, a report was received and confirmed at the Board of Directors stating that the content of individual remuneration, etc. for Directors for the current fiscal year is consistent with the determination policy resolved at the Board of Directors meeting held on February 25, 2021.

The details of the policy for determining the details of remuneration, etc. for individual Directors is as follows.

(i)	Basic policy

The basic policy is that the remuneration of the Bank’s Directors (excluding Audit & Supervisory Committee Members; the same hereinafter) functions as an incentive to secure human resources suited to be Directors who can put the corporate philosophy into practice, and to improve medium- to long-term business performance and corporate value.

Specifically, the system consists of “base remuneration” and “performance-linked remuneration,” which are monetary compensation, along with “performance-linked stock remuneration.” After discussion by the Nomination and Remuneration Review Committee, of which independent outside directors make up a majority, these remunerations are determined by the Board of Directors within the total amount resolved at the General Meeting of Shareholders and based on the Officer Remuneration, etc. Regulations and Officer Stock Benefit Regulations established in advance by the Board of Directors.

Note that the amount of “base remuneration” is set according to the position and responsibilities by comprehensively considering the Bank’s performance and employee salary level.

(ii)	Remuneration system for each Director

Executive Director remuneration is comprised of “base remuneration” and “performance-linked remuneration” along with “performance-linked stock remuneration,” and non-executive Director remuneration (excluding Outside Directors) is comprised of “base remuneration” and “performance-linked stock remuneration.” The proportions for these are set according to the position and responsibilities by comprehensively considering the performance of the Bank.

In addition, the remuneration of Outside Directors consists only of “basic remuneration” to ensure independence in view of their duties.

f.	Officer retirement benefits paid in the current fiscal year

Retirement benefits paid to Directors who retired at the conclusion of the 48th Ordinary General Meeting of Shareholders held on June 24, 2020 are as follows.

Non-Audit & Supervisory Committee Member One person ¥13 million

(of which, ¥13 million by reversal of the allowance for officer retirement benefits for officer stated in the business report of the previous fiscal year)

(3)	Limited liability agreements

The Bank has established provisions in its Articles of Incorporation regarding limited liability agreements with Directors who are Audit & Supervisory Committee Members and other Directors (for Directors other than those who are Audit & Supervisory Committee Members, limited to Outside Directors).

Name	Summary of terms of limited liability agreement
Yumiko Kamada	Regarding the liability under Article 423, paragraph (1) of the Companies Act, if the Director has acted in good faith and without gross negligence, the liability for damages shall be limited to the total amount specified in each item of Article 425, paragraph (1) of the Companies Act. increase.
Kazunari Higuchi
Kazuhiko Odanaka
Seiichi Tsurumi
Toshihiro Nishiya
Tetsutaro Wakatsuki

(4)	Indemnification agreement
a.	Indemnification agreements with incumbent company officers

Not applicable.

b.	Matters concerning the performance, etc. of indemnification agreements

Not applicable.

(5)	Matters regarding directors and officers liability insurance contracts
Scope of insured parties	Outline of the contents of directors and officers liability insurance contracts
Directors and executive officers of the Bank	The Bank has entered into directors and officers liability insurance contracts as set forth in Article 430-3, paragraph (1) of the Companies Act with directors and executive officers of the Bank as insured parties, which covers damages resulting from compensation and litigation expenses incurred with respect to the execution of duties by the insured directors and officers. However, there are some waiver events. For example, there is no coverage of damages resulting from actions that the insured committed knowing they were violations of laws and regulations. Note that the insurance premiums are fully borne by the Bank, including for special provisions, and the insured are not required to bear the insurance premiums.

3.	Matters Related to Outside Officers
(1)	Concurrent positions and other status of outside officers
Name	Concurrent positions and other status
Yumiko Kamada	Representative Director, K.K. ONE GLOCAL Part-time Director, Lumine Co. Ltd. Outside Director, Taiyo Holdings Co., Ltd.	No special relationship between the Bank and these three companies.
Kazunari Higuchi	Outside Director, Kureha Corporation	No special relationship between the Bank and this company.
Seiichi Tsurumi
Toshihiro Nishiya	Representative Director, Y.K. Nishiya Computer Accounting Office	There are transactions such as deposits between the Bank and this company.
Tetsutaro Wakatsuki	Representative Partner, Murata & Wakatsuki Law Offices	No special relationship between the Bank and this law office.

Note: The relationship between the concurrent positions of Outside Officers and the Bank is described in the “Concurrent positions and other status” column.

(2)	Status of principal activities of outside officers
Name	Tenure as officer	Attendance at meetings of the Board of Directors	Comments and other activities at meetings of the Board of Directors
Yumiko Kamada (Outside Director)	5 years 9 months	Attended all 16 meetings of the Board of Directors this term

Based on experience of business creation cultivated as a company manager and by being involved in the development of new businesses of companies in other industries, and the ability to collect information in the field of diversity, she has made appropriate comments necessary for agenda items and deliberations at the Board of Directors meetings held in the current fiscal year from the perspective of ensuring the appropriateness of business execution by Directors, focusing on organizational management and new business development.

Kazunari Higuchi (Outside Director)	9 months	Attended all 13 meetings of the Board of Directors held since taking office in June 2020.	Based on experience in financial practices and company management at major banks and major credit card companies, he has made appropriate comments necessary for agenda items and deliberations at the Board of Directors meetings held in the current fiscal year from the perspective of ensuring the appropriateness of business execution by Directors, focusing on financial practices and organizational management. In addition, as the chair of the Nomination and Remuneration Review Committee, he plays an important role in the review process.

Name	Tenure as officer	Attendance at meetings of the Board of Directors	Comments and other activities at meetings of the Board of Directors
Seiichi Tsurumi (Outside Director) (Audit & Supervisory Committee Member)	2 years 9 months	Attended all 16 meetings of the Board of Directors and all 15 meetings of the Audit & Supervisory Committee held this term.

With experience in the Bank of Japan main branch main office and as branch manager and director, and based on extensive knowledge of domestic and overseas economic and financial situations, he has made appropriate comments necessary for agenda items and deliberations at the Board of Directors meetings held in the current fiscal year from the perspective of ensuring the appropriateness of business execution by Directors, focusing on financial practices and governance.

Toshihiro Nishiya (Outside Director) (Audit & Supervisory Committee Member)	4 years 9 months	Attended all 16 meetings of the Board of Directors and all 15 meetings of the Audit & Supervisory Committee held this term.	Based on a wealth of experience and breadth of knowledge as a certified public accountant, he has made appropriate comments necessary for agenda items and deliberations at the Board of Directors meetings held in the current fiscal year from the perspective of ensuring the appropriateness of business execution by Directors, focusing on accounting and company management practices. In addition, as a member of the Nomination and Remuneration Review Committee, he plays an important role in the review process.
Tetsutaro Wakatsuki (Outside Director) (Audit & Supervisory Committee Member)	9 months	Attended all 16 meetings of the Board of Directors held this term and all 11 meetings of the Audit & Supervisory Committee held since taking office in June 2020.	Based on a wealth of legal knowledge and experience as a lawyer, he has made appropriate comments necessary for agenda items and deliberations at the Board of Directors meetings held in the current fiscal year from the perspective of ensuring the appropriateness of business execution by Directors, focusing on legality and compliance.

Note:

1.       The above comments and other activities at the Board of Directors include a summary of the duties performed regarding the roles expected to be played as an Outside Director.

2.       Tetsutaro Wakatsuki has been appointed as Director (Audit & Supervisory Committee Member) after retiring as a Director (excluding Audit & Supervisory Committee Members) at the conclusion of the 48th Ordinary General Meeting of Shareholders. The above term of office is the term of office as a Director (Audit & Supervisory Committee Member), and is 1 year 9 months when including the term of office as Director (excluding Audit & Supervisory Committee Members).

(3)	Matters related to remuneration of outside officers, etc.
a.	Total amount of remuneration for the current fiscal year

(units: millions of yen)

	Number of recipients	Remuneration, etc. from the Bank	Remuneration, etc. from the Bank’s parent company
Total amount of remuneration, etc.	6	44	-

Note:

1.       All amounts shown are rounded down to the nearest whole units.

2.       There is not share-based remuneration, etc. other than remuneration.

3.       The above number of recipients includes one Outside Director who retired at the conclusion of the 48th Ordinary General Meeting of Shareholders held on June 24, 2020.

b.	Officer retirement benefits paid in the current fiscal year

Not applicable.

(4)	Opinion of outside officers

Not applicable.

4.	Matters Related to the Bank’s Shares
(1)	Number of shares

Total number of authorized shares Common stock 60,000 thousand shares Class A Preferred Stock 30,000 thousand shares

Total number of issued shares Common stock 18,135 thousand shares Class A Preferred Stock 4,000 thousand shares

Note: The number of shares is rounded down to the nearest 1,000 shares.

(2) Number of shareholders at the end of this fiscal year Common stock 27,654

Class A Preferred Stock 1

(3)	Major shareholders
a.	Common stock
Name of shareholder	Equity in the Bank
	Number of shares, etc. held	Shareholding ratio
	thousand shares	%
Custody Bank of Japan, Ltd. (trust account 4)	1,234	6.86
Custody Bank of Japan, Ltd. (Trust Account)	861	4.78
The Master Trust Bank of Japan, Ltd. (Trust Account)	821	4.56
The Michinoku Bank Employee Shareholding Association	412	2.29
Custody Bank of Japan, Ltd. (Trust E Account)	347	1.93
Mizuho Bank, Ltd.	308	1.71
SMBC Nikko Securities Inc.	276	1.53
DFA INVESTMENT TRUST COMPANY-JAPANESE SMALL COMPANY SERIES	268	1.49
Sompo Japan Insurance Inc.	230	1.28
Custody Bank of Japan, Ltd. (Trust Account 6)	211	1.17
Notes:	1. Number of shares, etc. held is rounded down to the nearest 1,000 shares.
2.	Shareholding ratio is calculated by deducting the number of treasury shares (141 thousand shares) from the total number of issued shares, and is rounded down to the second decimal place.

3. The 347 thousand shares of the Bank held by Custody Bank of Japan, Ltd. (Trust E Account) are shares of the Bank owned as trust property of the board benefit trust (BBT) and are treated as treasury stock in the financial statements and consolidated financial statements, but are not included in treasury stock deducted from the total number of issued shares when calculating the holding ratio.

b.	Class A Preferred Stock
Name of shareholder	Equity in the Bank
	Number of shares, etc. held	Shareholding ratio
	thousand shares	％
The Resolution and Collection Corporation	4,000	100.00

(4)	Shares held by officers
	Number of persons to whom shares have been delivered	Number of shares (share class and number by class)
Directors (excluding Directors who are Audit & Supervisory Committee Members and Outside Directors)	1	Common stock 27,300 shares
Outside Directors (excluding Directors who are Audit & Supervisory Committee Members)	-	-
Directors who are Audit & Supervisory Committee Members	-	-

Notes:	1. Details of the Bank’s stock-based remuneration are described in 2. Matters Related to Officers (Directors) (2) Matters related to remuneration to officers.

2. The above includes shares delivered to retired company officers.

5.	Matters Related to the Bank’s Stock Acquisition Rights
(1)	Bank stock acquisition rights held by officers of the Bank on the last day of the fiscal year

Not applicable.

(2)	Stock acquisition rights issued to employees during the fiscal year

Not applicable.

(3)	Other matters related to stock acquisition rights

Not applicable.

6.	Matters Related to the Financial Auditor
(1)	Status of the Financial Auditor
Name	Remuneration, etc. in the current fiscal year	Other
Ernst & Young ShinNihon LLC Designated Limited Liability Partner Masatoshi Omura Designated Limited Liability Partner Kazuhiko Kubosawa	¥69 million	Notes 2, 3

Notes:	1. All amounts shown are rounded down to the nearest whole units.
2.	The Audit & Supervisory Committee has examined the audit policy, audit system, audit timing and validity of remuneration estimation by the Financial Auditor for the current fiscal year and determined them to be appropriate, and has provided consent under Article 399, paragraph (1) of the Companies Act regarding the compensation of financial auditors.
3.	There is no non-audit remuneration amount other than the services set forth in Article 2, paragraph (1) of the Certified Public Accountants Act.
4.	There is no classification under the audit agreement between the Bank and the Financial Auditor of the amount of audit remuneration for audits in accordance with the Companies Act and audits in accordance with the Financial Instruments and Exchange Act, and no such classification is possible in practice. Therefore, the amount of remuneration, etc. above is the total of those amounts.

5. The money payable by the Bank’s subsidiary companies, subsidiary corporations, etc. and the total amount of other economic benefits is ¥76 million.

(2)	Limited liability agreements

The Bank does not have a limited liability agreement with the Financial Auditor.

(3)	Indemnification agreement
a.	Indemnification agreement with the Financial Auditor during tenure

Not applicable.

b.	Matters concerning the performance, etc. of indemnification agreements

Not applicable.

(4)	Other matters related to the Financial Auditor

Policy for decision to dismiss or not reappoint Financial Auditor

The Audit & Supervisory Committee of the Bank decides on the details of agenda items to be submitted to the General Meeting of Shareholders regarding the appointment and dismissal of the Financial Auditor and not reappointing the Financial Auditor.

The Audit & Supervisory Committee formulates the standards to appropriately evaluate the Financial Auditor, evaluates the expertise and independence of the Financial Auditor, and makes determinations and decisions on dismissal or not reappointing, taking into consideration eligibility to be the Financial Auditor of the Bank.

Furthermore, if the Financial Auditor is found to have fallen under any item under Article 340, paragraph (1) of the Companies Act, the Audit & Supervisory Committee will dismiss the Financial Auditor with the consent of all Audit & Supervisory Committee Members.

7.	Basic Policy for Circumstances Related to Persons Controlling the Determination of the Financial and Business Policy

Not applicable.

8.	System to Ensure Suitability of Business and Operating Status of that System
(1)	Outline of system to ensure suitability of business

The Board of Directors of the Bank has passed a resolution for the following Basic Policy for Establishment of an Internal Control System.

a.	System to ensure that the execution of duties by all officers and employees of the Bank complies with laws and regulations and the Articles of Incorporation.
(i)	The Board of Directors of the Bank recognizes compliance as one of the most important management issues, and shall establish corporate ethics centered on the social responsibility and public mission as a bank, which all officers and employees of the Bank comply with.
(ii)	The Board of Directors of the Bank shall establish rules such as the Michinoku Bank Charter of Conduct, Michinoku Bank Commandments, Compliance Regulations, and Compliance Manual to maintain and improve the compliance mindset of all officers and employees of the Bank and ensure proper business execution.
(iii)	In order to ensure the appropriateness of compliance, the Board of Directors of the Bank shall formulate a Compliance Program every fiscal year, and manage its promotion and progress. In addition, a Compliance Committee chaired by the president of the Bank shall be established to plan, promote and manage measures to enhance compliance.
(iv)	The Business Management Division of the Bank shall be in charge of all operations related to compliance at the Bank, and through the persons responsible for compliance and compliance managers of each branch office, establish a compliance system and educate all officers and employees, and report to the Board of Directors of the Bank on the status of such measures.
(v)	The Whistleblowing System shall be used for improving the work environment for putting compliance into practice and prevention and early detection of fraud and violations.
(vi)	Antisocial forces that threaten the order and safety of citizens’ lives shall be resolutely confronted.

b.	System for storing and managing information regarding the execution of duties by the Directors of the Bank
(i)	Information and documents related to the execution of duties by the Directors of the Bank shall be appropriately stored and managed based on the Document Management Regulations and Information Management Regulations.
(ii)	Minutes of meetings of the Board of Directors, Audit & Supervisory Committee, Executive Committee and other various committees of the Bank shall be prepared based on the Board of Directors Regulations, Audit & Supervisory Committee Regulations, Executive Committee Regulations and other various committee regulations, and shall be appropriately stored and managed.

c.	Regulations and other systems related to the management of the risk of loss at the Bank
(i)	In order accurately identify and properly control various management risks, the Board of the Directors of the Bank shall establish Risk Management Regulations, make them thoroughly known to and achieve traction with all officers and employees of the Bank, and improve risk management within the Bank.
(ii)	In order to strengthen the risk management system, the Board of the Directors of the Bank shall formulate an Integrated Risk Management Program based on the Integrated Risk Management Policy formulated each year, and manage its promotion and progress. In addition, the Income and Asset Liability Management Committee chaired by the president and Risk Management Committee chaired by the officer responsible for risk management shall be established to plan, promote, and manage measures to strengthen the risk management system.
(iii)	The Risk Management Division of the Bank shall manage various risks under the jurisdiction of each department in charge at the Bank, monitor them at all times, and report the results to the Board of Directors.

d.	System for ensuring that the duties of Directors of the Bank are executed efficiently
(i)	The Board of Directors of the Bank shall, in addition to formulating a Medium-Term Business Plan for three fiscal years in principle as a medium- to long-term business plan, formulate a Business Plan for each single fiscal year, and make it thoroughly known to all officers and employees of the Bank.
(ii)	The Directors of the Bank shall report to the Board of Directors on the status of execution of their duties based on the Board of Directors Regulations.
(iii)	The Bank shall establish Regulations for Division of Duties and Regulations for Business Approval, clarify the duties of the persons in charge of each department and their authority, and strive to ensure the efficiency of the execution of duties by Directors.

e.	System for ensuring the reliability of financial reporting and the suitability of business in the Group (meaning the corporate group consisting of the Bank and its subsidiaries; the same hereinafter)
(i)	The Group shall establish appropriate internal controls at the companywide and business process levels to ensure the reliability of financial statements and information that may have a material impact on financial statements.
(ii)	In order to strengthen the business management of subsidiaries, the Management Planning Division of the Bank shall supervise the subsidiaries and coordinate with them by holding monthly meetings with the departments in charge of the business of the Bank located in each subsidiary. Subsidiary Management Regulations shall be established to require prior approval or reporting to the Bank of material management matters.
(iii)	In order to subsidiaries’ risk of loss, etc., Subsidiary Management Regulations shall be established to confirm that subsidiaries are implementing appropriate compliance management and risk management and to maintain and strengthen such management.
(iv)	A Subsidiary Management Meeting shall be held every six months by the management of the Bank and its subsidiaries to discuss management policies, etc. of the Group. Subsidiaries shall execute their business based on the results of such discussions, clarify the duties and authority of their board of directors and of each director and each department, and strive to ensure the efficiency of the execution of duties by their directors.
(v)	Subsidiaries shall also be required to have rules such as Compliance Regulations and a Compliance Manual, and appropriate measures shall be taken to maintain and improve their compliance mindset and ensure proper business execution. In addition, the Auditing Division of the Bank shall regularly conduct internal audits of subsidiaries.

f.	Matters concerning the audit system of the Bank
(i)	The Bank shall have an Auditing Division whose duties are to conduct internal audits. The Auditing Division shall report directly to the Audit & Supervisory Committee, and the Audit & Supervisory Committee and Auditing Division shall bear responsibility together as one for the auditing function of the Bank.
(ii)	In order to assist the duties of the Audit & Supervisory Committee, the Bank shall assign dedicated support employees to the Auditing Division, and the General Manager of the Auditing Division (including cases where officers also serve concurrently) will also serve as a support employee. In assigning dedicated support employees and appointing the General Manager of the Auditing Division, suitable personnel will be assigned and appointed with careful consideration made to careers, etc.
(iii)	Matters concerning the personnel affairs of the dedicated support employees and the General Manager of the Auditing Division shall be determined after exchanging opinions with the Audit & Supervisory Committee and obtaining the consent of the Audit & Supervisory Committee.
(iv)	The authority to direct and order the dedicated support employees in execution of their duties shall belong the Audit & Supervisory Committee. The dedicated support employees shall not take direction or orders from Directors (excluding those who are Audit & Supervisory Committee Members).
(v)	The results of audits by the Auditing Division shall first be reported by the Auditing Division to the Audit & Supervisory Committee and then to the president, after which the Audit & Supervisory Committee shall report to the Board of Directors. In addition to the Audit & Supervisory Committee and the Board of Directors, the president may also give directions and orders to the Auditing Division as necessary. If these directions and orders are inconsistent, those from the Audit & Supervisory Committee shall be prioritized, followed by those from the Board of Directors and then from those from the president.

g.	System for all officers and employees of the Group to report to the Audit & Supervisory Committee of the Bank and other systems for reporting to the Audit & Supervisory Committee of the Bank
(i)	The Bank’s Directors (excluding Audit & Supervisory Committee Members) shall report to the Audit & Supervisory Committee on the status of establishment and maintenance of the Group’s internal control systems. In addition, the Bank shall ensure that the Audit & Supervisory Committee Members have the opportunity to attend important meetings such as the Bank’s Executive Committee meetings, and that the Audit & Supervisory Committee Members may check the execution status at any time by viewing various minutes.
(ii)	The officers and employees of the Bank shall report to the Audit & Supervisory Committee of the Bank on major business decisions based on the Business Approval Procedures.
(iii)	Based on the Whistleblowing System Regulations, the officers and employees of the Bank shall report any violation of law or suspected violation of law to the whistleblower point of contact (including the Audit & Supervisory Committee Members). The details thereof shall be reported to the Compliance Committee, where the Audit & Supervisory Committee Members can attend and express their opinions.
(iv)	The Bank shall stipulate in the Whistleblowing System Regulations that the person making the report will not suffer any disadvantage due to making a legitimate report, and shall make that thoroughly known to the Group.

h.	Matters concerning policies related to costs, etc. incurred in the execution of duties by the Audit & Supervisory Committee members of the Bank (limited to the execution of duties of the Audit and Supervisory Committee; the same applies hereinafter in this paragraph)

The Bank will secure a pre-allocated budget for expenses deemed necessary by the Audit & Supervisory Committee Members for the execution of their duties, based on the Audit & Supervisory Committee Audit & Supervisory Standards established by the Audit and Supervisory Committee. In addition, if there is a claim for expenses that were urgently or extraordinarily spent in the execution of duties by the Audit & Supervisory Committee, the Bank shall bear such expenses.

i.	Other systems to ensure that audits by the Audit & Supervisory Committee of the Bank are performed effectively

The Directors of the Bank (excluding Audit & Supervisory Committee Members) shall meet regularly with the Audit & Supervisory Committee to exchange opinions on material audit issues and strive to ensure the effectiveness of audits.

Furthermore, the Bank and its consolidated subsidiaries have established the following Basic Policy for Responding to Antisocial Forces to resolutely respond to and block relationships with antisocial forces that threaten social order and safety, with the aim of maintaining public trust and ensuring the appropriateness and soundness of operations:

・	The Bank and its consolidated subsidiaries shall endeavor to prevent transactions with and block all relationships with antisocial forces.
・	In order to ensure the effectiveness of blocking relationships with antisocial forces, the Bank and its consolidated subsidiaries shall collaborate with external specialized institutions such as the police, lawyers, and the Center for the Removal of Criminal Organizations.
・	Responses to unreasonable demands from antisocial forces will be made as a whole organization, and decisive measures such as engaging in both civil and criminal legal response will be taken.

(2)	Outline of operation status of system to ensure suitability of business

a.	Compliance with laws, regulations, etc.

Compliance with laws, regulations, etc. is regarded as the most important management issue, and the Bank is working to ensure that all employees are thoroughly aware through department and branch manager meetings, Compliance Seminars by Officers, and various other training programs.

In order to strengthen and improve compliance with laws, regulations, etc. and improve its effectiveness, a compliance program is formulated every year and progress reported to the Compliance Committee every quarter, as well as to the Executive Committee and the Board of Directors.

In terms of management, matters related to the entire organization are discussed at monthly Compliance Committee meeting, such as the progress of compliance programs, revisions to regulations and manuals related to compliance, and responses to antisocial forces. For individual matters as well, systematic responses are also made such as examining and verifying appropriateness and taking measures to prevent recurrence.

b.	Status of execution of duties by Directors

Regarding the management decision-making function, in addition to the regular Board of Directors meeting once a month, extraordinary meetings of the Board of Directors are held as necessary to make decisions on important management matters. Also, the Bank has taken the form of a company with an audit and supervisory committee, with a system in which Outside Directors make up a majority with five of the nine directors, and is strengthening and thoroughly implementing proposals and checks from a wide range of perspectives. All five Outside Directors have been reported to the Tokyo Stock Exchange as independent officers. Furthermore, regarding the management method of the Board of Directors, efforts are being made to create time for deliberation, prioritize the allocation of time to important agenda items, and thoroughly provide information to Outside Directors in advance.

As an organization that discusses and decides matters delegated by the Board of Directors, meetings of the Executive Committee consisting of the representative directors and executive officers with roles at headquarters are held once a week at on a regular basis and as needed to make quick decisions.

For departments where mutual conflicts of interest may occur, a system of executive officers in charge has been established within the headquarters organization so that the check function can be effectively exerted and operations and risk can function appropriately and effectively as a whole.

In addition, outside members make up a majority of the Nomination and Remuneration Review Committee, which fully discusses the remuneration of officers and the selection and dismissal of officers (Directors who are not Audit & Supervisory Committee members, and executive officers).

c.	Risk management structure

Under the Risk Management Regulations, an integrated risk management basic policy and a management basic policy for each risk category have been established and disseminated throughout the organization. In addition, an Integrated Risk Management Policy and an Integrated Risk Management Program that serves as its implementation plan are formulated for each fiscal year, with continuous efforts made toward improving risk management.

In terms of day-to-day management, the department that supervises and manages each risk reports the monitoring status of each to the Executive Committee and the Board of Directors every quarter or semi-annually, and the Risk Management Division, which is the department that supervises and manages risk overall, reports on the progress of the Integrated Risk Management Program to the Executive Committee and the Board of Directors on a quarterly basis.

d.	Group management structure

A monthly regular meeting is held for each consolidated subsidiary to receive reports on the business performance of each company and discuss management issues and response policies. In addition, subsidiary management meetings are held semi-annually to discuss the business performance and management policies of each subsidiary company.

The Auditing Division conducts internal audits on all operations of the headquarters and sales offices and the operations of consolidated subsidiaries, and reports the audit results first to the Audit & Supervisory Committee and then to the president, after which the Audit & Supervisory Committee reports to the Board of Directors. In order to ensure the objectivity and fairness of the internal audit, it will be independent from all audited departments so that it will not be affected or interfered with by the audited departments, and a double reporting line to the Audit & Supervisory Committee and the president will be secured. In addition to thereby ensuring independence so that there will be a check upon audited departments, appropriate staff have been assigned. Advice is also received from the Financial Auditor in order to endeavor for thoroughness.

e.	Status of execution of duties by the Audit & Supervisory Committee

The Audit & Supervisory Committee, consisting of four Directors (of which three are Outside Directors), monitors and supervises the execution of duties by Directors and executive officers. Furthermore, the Full-time Audit & Supervisory Committee Members exercise their authority for appropriate audits by attending meetings of the Executive Committee and various other committees and expressing their opinions as necessary. In addition, circular approval request documents for officers in charge and higher up are passed on to the Full-time Audit & Supervisory Committee Members, and efforts are being made to establish a system enabling monitoring and verification of the status of execution by executive officers on a daily basis.

9.	Matters Related to Specified Wholly-Owned Subsidiaries

Not applicable.

10.	Matters Related to Transactions with Parent Company, etc.

Not applicable.

11.	Matters Related to Accounting Advisor

Not applicable.

12.	Other

Policy on the Exercise of Authority Granted to the Board of Directors Pursuant to the Provisions of the Articles of Incorporation Pursuant to the Provisions of Article 459, Paragraph (1) of the Companies Act

In order to enable the Board of Directors to flexibly decide on the acquisition of treasury stock related to Class A Preferred Stock pertaining to public funds according to the Bank’s financial situation, stock price trends, and so forth, and to enable agile capital policy in response to changes in the business environment, the Articles of Incorporation state that unless otherwise provided by law, the acquisition of treasury stock by agreement with shareholders as stipulated in Article 459, paragraph (1), item (i) of the Companies Act may be carried out by a resolution of the Board of Directors. The Bank will take appropriate measures regarding such acquisition of treasury stock after comprehensively judging the financial situation, stock price trends, and so forth.

Financial Statements

Balance Sheet at the End of the 49th Term (as of March 31, 2021) (units: millions of yen)

Item	Amount	Item	Amount
Assets		Liabilities
Cash and due from banks	392,789	Deposits	2,110,005
Cash	28,554	Current account deposits	57,950
Due from banks	364,234	Ordinary deposits	1,264,584
Money held in trusts	20,243	Savings deposits	59,173
Securities	185,510	Call deposits	3,350
Local government bonds	12,351	Term deposits	700,600
Corporate bonds	31,679	Other deposits	24,345
Shares	17,827	Negotiable certificates of deposit	36,442
Other securities	123,651	Call money	575
Loans and bills discounted	1,721,230	Borrowed money	107,300
Bills discounted	1,146	Borrowings	107,300
Loans on notes	34,585	Other liabilities	4,970
Loans on deeds	1,549,570	Domestic exchange settlement account, credit	42
Overdrafts	135,927	Income taxes payable	229
Foreign exchanges	535	Accrued expenses	589
Foreign deposits paid	535	Unearned revenue	859
Other assets	19,513	Securities borrowed	1,362
Prepaid expenses	106	Lease obligations	52
Accrued income	1,241	Asset retirement obligations	183
Other assets	18,164	Other liabilities	1,650
Tangible fixed assets	12,796	Provision for bonuses	788
Buildings	5,310	Provision for retirement benefits	443
Land	6,411	Provision for board benefit trust	370
Construction in progress	7	Provision for reimbursement of deposits	317
Other tangible fixed assets	1,067	Provision for contingent loss	211
Intangible fixed assets	2,827	Deferred tax liabilities for land revaluation	398
Software	2,596	Acceptances and guarantees	10.067
Other intangible fixed assets	230	Total liabilities	2,271,891
Prepaid pension expenses	1,355	Net assets
Deferred tax assets	2,900	Stated capital	36,986
Customers’ liabilities for acceptances and guarantees	10.067	Capital surplus	31,589
Allowance for loan losses	(12,160)	Legal capital surplus	21,986

Allowance for investment loss	(23)	Other capital surplus	9,603
		Retained earnings	16,873
		Legal retained earnings	1,875
		Other retained earnings	14,998
		Retained earnings brought forward	14,998
		Treasury shares	(1,151)
		Total shareholders’ equity	84,298
		Net unrealized gains on available-for-sale securities	1,182
		Deferred gains or losses on hedging instruments	5
		Land revaluation surplus	208
		Total valuation and translation adjustments	1,396
		Total net assets	85,695
Total assets	2,357,586	Total liabilities and net assets	2,357,586

Statement of Income for the 49th Term (April 1, 2020 through March 31, 2021) (units: millions of yen)

Item	Amount
Ordinary income		31,735
Interest income	25,218
Interest on loans and discounts	18,487
Interest and dividends on securities	6,579
Interest on call loans	0
Interest on deposits paid	148
Other interest income	2
Fees and commissions	5,466
Fund transfer fees received	1,569
Other fees and commissions	3,896
Other operating income	67
Foreign exchange trading income	5
Securities trading income	0
Gain on sale of national government bonds	54
Other operating income	6
Other ordinary income	983
Gain on loan losses recovered	257
Gain on sale of equity	32
Gain on investments in money held in trust	285
Other ordinary income	407
Ordinary expenses		29,733
Interest expenses	148
Interest on deposits received	140
Interest on negotiable certificates of deposit	5
Interest on call money	0
Other interest expenses	1
Fees and commissions	3,421
Fund transfer fees paid	295
Other fees and commissions	3,125
Other operating expenses	4,422
Loss on sale of national government bonds	276
Loss on redemption of national government bonds	3,941
Amortization of national government bonds	200

Item	Amount
Other operating expenses	5
General and administrative expenses	19,991
Other expenses	1,749
Provision for reserve for possible loan losses	1,073
Amortization of loans and discounts	109
Loss on sale of equity	94
Amortization of equity	83
Other ordinary expenses	388
Ordinary profit		2,001
Extraordinary profit		32
Gain on disposal of fixed assets	32
Extraordinary losses		298
Loss on disposal of fixed assets	191
Impairment loss	106
Current net income before income taxes		1,735
Income taxes - current	117
Income taxes - deferred	(311)
Income taxes - total		(193)
Net profit		1,929

Statement of Changes in Net Assets for the 49th Term (April 1, 2020 through March 31, 2021) (units: millions of yen)

	Shareholders’ equity
	Stated capital	Capital surplus			Retained earnings			Treasury shares	Total shareholders’ equity
		Legal capital surplus	Other capital surplus	Total capital surplus	Legal retained earnings	Other retained earnings	Total retained earnings
						Retained earnings brought forward
Opening balance	36,986	21,986	9,603	31,589	1,759	13,748	15,508	(1,225)	82,858
Changes of items during period
Distribution of surplus						(578)	(578)		(578)
Retained earnings reserve					115	(115)	-		-
Net profit						1,929	1,929		1,929
Purchase of treasury shares								(0)	(0)
Disposal of treasury shares								74	74
Reversal of land revaluation surplus						13	13		13
Changes of items other than shareholders’ equity during period (net)
Total changes of items during period	-	-	-	-	115	1,250	1,365	74	1,439
Closing balance	36,986	21,986	9,603	31,589	1,875	14,998	16,873	(1,151)	84,298

	Valuation and translation adjustments				Total net assets
	Net unrealized gains on available-for-sale securities	Net deferred losses on hedging instruments	Land revaluation surplus	Total valuation and translation adjustments
Opening balance	(4,582)	155	222	(4,204)	78,654
Changes of items during period
Distribution of surplus					(578)
Retained earnings reserve					-
Net profit					1,929
Purchase of treasury shares					(0)
Disposal of treasury shares					74
Reversal of land revaluation surplus			(13)	(13)	-
Changes of items other than shareholders’ equity during period (net)	5,765	(150)		5,614	5,614
Total changes of items during period	5,765	(150)	(13)	5,601	7,040
Closing balance	1,182	5	208	1,396	85,695

Consolidated Financial Statements

Consolidated Balance Sheet at the End of the 49th Term (as of March 31, 2021) (Unit: millions of yen)

Item	Amount	Item	Amount
Assets		Liabilities
Cash and due from banks	392,795	Deposits	2,105,968
Monetary claims bought	2,493	Negotiable certificates of deposit	32,442
Money held in trusts	20,243	Call money and bills sold	575
Securities	179,109	Borrowed money	109,630
Loans and bills discounted	1,702,734	Other liabilities	10,601
Foreign exchanges	535	Provision for bonuses	821
Lease receivables and investment assets	17,344	Reserve for retirement benefits	369
Other assets	28,062	Provision for board benefit trust	370
Tangible fixed assets	13,179	Provision for reimbursement of deposits	317
Buildings	5,320	Provision for contingent loss	211
Land	6,411	Provision for loss on interest repayment	0
Construction in progress	7	Deferred tax liabilities for land revaluation	398
Other tangible fixed assets	1,439	Acceptances and guarantees	10,067
Intangible fixed assets	2,916	Total liabilities	2,271,776
Software	2,682	Net assets
Other intangible fixed assets	233	Stated capital	36,986
Assets for retirement benefits	1,403	Capital surplus	31,589
Deferred tax assets	3,277	Retained earnings	19,204
Customers’ liabilities for acceptances and guarantees	10,067	Treasury shares	(1,151)
Allowance for loan losses	(13,645)	Total shareholders’ equity	86,629
Allowance for investment loss	(23)	Net unrealized gains on available-for-sale securities	1,183
		Net deferred losses on hedging instruments	5
		Land revaluation surplus	208
		Remeasurements of defined benefit plans	88
		Total accumulated other comprehensive income	1,486
		Non-controlling interests	601
		Total net assets	88,717
Total assets	2,360,494	Total liabilities and net assets	2,360,494

Consolidated Statement of Income for the 49th Term (April 1, 2020 through March 31, 2021)

(Unit: millions of yen)

Item	Amount
Ordinary income		41,877
Interest income	24,875
Interest on loans and discounts	18,491
Interest and dividends on securities	6,231
Interest on call loans and bills bought	0
Interest on deposits paid	148
Other interest income	2
Fees and commissions	6,112
Other operating income	65
Other ordinary income	10,824
Gain on loan losses recovered	257
Other ordinary income	10,567
Ordinary expenses		39,659
Interest expenses	154
Interest on deposits received	140
Interest on negotiable certificates of deposit	5
Interest on call money and bills sold	0
Interest on borrowings	7
Other interest expenses	0
Fees and commissions	3,413
Other operating expenses	4,422
General and administrative expenses	20,830
Other expenses	10,838
Provision for reserve for possible loan losses	1,061
Other ordinary expenses	9,777
Ordinary profit		2,217
Extraordinary profit		32
Gain on disposal of fixed assets	32
Extraordinary losses		298
Loss on disposal of fixed assets	191
Impairment loss	106
Current net income before income tax adjustment		1951
Income taxes - current	280
Income taxes - deferred	(312)

Item	Amount
Income taxes - total	(32)
Net profit	1,984
Current net income attributable to non-controlling interests	42
Net profit attributable to owners of parent	1,942

Consolidated Statement of Changes in Net Assets for the 49th Term (April 1, 2020 through March 31, 2021) (Unit: millions of yen)

	Shareholders’ equity
	Stated capital	Capital surplus	Retained earnings	Treasury shares	Total shareholders’ equity
Opening balance	36,986	31,589	17,827	(1,225)	85,177
Changes of items during period
Distribution of surplus			(578)		(578)
Net profit attributable to owners of parent			1,942		1,942
Purchase of treasury shares				(0)	(0)
Disposal of treasury shares				74	74
Reversal of land revaluation surplus			13		13
Changes of items other than shareholders’ equity during period (net)					-
Total changes of items during period	-	-	1,377	74	1,451
Closing balance	36,986	31,589	19,204	(1,151)	86,629

	Accumulated other comprehensive income					Non-controlling interests	Total net assets
	Net unrealized gains on available-for-sale securities	Net deferred losses on hedging instruments	Land revaluation surplus	Remeasurements of defined benefit plans	Total accumulated other comprehensive income
Opening balance	(4,581)	155	222	60	(4,143)	571	81,606
Changes of items during period
Distribution of surplus							(578)
Net profit attributable to owners of parent							1,942
Purchase of treasury shares							(0)
Disposal of treasury shares							74
Reversal of land revaluation surplus			(13)		(13)		-
Changes of items other than shareholders’ equity during period (net)	5,765	(150)		28	5,643	30	5,673
Total changes of items during period	5,765	(150)	(13)	28	5,629	30	7,111
Closing balance	1,183	5	208	88	1,486	601	88,717

Certified copy of audit report by Financial Auditor

Audit Report by Independent Auditor

May 13, 2021

The Michinoku Bank, Ltd.

To the Board of Directors

Ernst & Young ShinNihon LLC

Tokyo Office

Designated Limited Liability Partner Engagement Partner Certified Public Accountant Masatoshi Omura [seal]

Designated Limited Liability Partner Engagement Partner Certified Public Accountant Kazuhiko Kubosawa [seal]

Audit Opinion

We have audited the financial statements of The Michinoku Bank, Ltd. for the 49th Term (April 1, 2020 through March 31, 2021), which comprise the balance sheet, the statements of income, statement of changes in equity and non-consolidated notes, and annexed detailed statements to the financial statements (the “Financial Statements”), pursuant to the provisions of Article 436, paragraph (2), item (i) of the Companies Act of Japan.

In our opinion, the Financial Statements present fairly, in all material respects, the assets, income, and losses of the company for the relevant period in accordance with accounting principles generally accepted in Japan.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are described in the Auditor’s Responsibilities for the Audit of Financial Statements section below. We are independent of the company in accordance with the professional ethics requirements in Japan, and we have fulfilled our other ethical responsibilities as an auditor. We have determined that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Responsibilities of Management and the Audit & Supervisory Committee for the Financial Statements

Management is responsible for the preparation and fair presentation of the Financial Statements in accordance with accounting principles generally accepted in Japan, and for implementing and operating internal control as management determines is necessary to enable the preparation of Financial Statements that are free from material misstatement, whether due to fraud or error.

In preparing the Financial Statements, management is responsible for assessing the company’s ability to continue as a going concern and disclosing, as required by accounting principles generally accepted in Japan, matters related to a going concern.

The Audit & Supervisory Committee is responsible for overseeing the performance of duties by directors in connection with the implementation and operation of the financial reporting process.

Auditor’s Responsibilities for the Audit of Financial Statements

Our responsibility as auditor is to obtain reasonable assurance through the audit about whether the Financial Statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an independent auditor’s report that includes our opinion on the Financial Statements. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the decisions of users taken on the basis of the Financial Statements.

As part of an audit in accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit.

・ ・Identify and assess the risks of material misstatement, whether due to fraud or error, and design and perform audit procedures responsive to those risks. The selection and application of the audit procedures are decided by the auditor. We then obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

・ Consider internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances for our risk assessments, while the purpose of the audit of the Financial Statements is not to express an opinion on the effectiveness of the company’s internal control.

・ Evaluate the appropriateness of accounting policies used by management and their application, and the reasonableness of accounting estimates and related disclosures made by management.

・ Come to a conclusion on the appropriateness of management’s use of the going concern basis of accounting to prepare the Financial Statements and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the Financial Statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the company to cease to continue as a going concern.

・ Evaluate the overall presentation, structure and content of the Financial Statements, including the disclosures, and whether the Financial Statements represent the underlying transactions and events in a manner that achieves fair presentation in accordance with accounting principles generally accepted in Japan.

We report to the Audit & Supervisory Committee regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide the Audit & Supervisory Committee with a statement that we have complied with the professional ethics requirements regarding independence in Japan, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards to remove or reduce obstructions.

Disclosure of Interests

We and our engagement partners do not have any interest in the company that is required to be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

End of document

Certified copy of audit report of consolidated financial statements by Financial Auditor

Audit Report by Independent Auditor

May 13, 2021

The Michinoku Bank, Ltd.

To the Board of Directors

Ernst & Young ShinNihon LLC

Tokyo Office

Designated Limited Liability Partner Engagement Partner Certified Public Accountant Masatoshi Omura [seal]

Designated Limited Liability Partner Engagement Partner Certified Public Accountant Kazuhiko Kubosawa [seal]

Audit Opinion

We have audited the consolidated financial statements of The Michinoku Bank, Ltd. for the consolidated financial year from April 1, 2020 through March 31, 2021, which comprise the consolidated balance sheet, consolidated statements of income, consolidated statement of changes in equity, and consolidated notes, pursuant to the provisions of Article 444, paragraph (4) of the Companies Act of Japan.

In our opinion, the consolidated financial statements present fairly, in all material respects, the assets, income, and losses of the corporate group comprising The Michinoku Bank, Ltd. and its consolidated subsidiaries for the relevant period in accordance with accounting principles generally accepted in Japan.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are described in the Auditor’s Responsibilities for the Audit of Consolidated Financial Statements section below. We are independent of the company and its consolidated subsidiaries in accordance with the professional ethics requirements in Japan, and we have fulfilled our other ethical responsibilities as an auditor. We have determined that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Responsibilities of Management and the Audit & Supervisory Committee for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in Japan, and for implementing and operating internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the company’s ability to continue as a going concern and disclosing, as required by accounting principles generally accepted in Japan, matters related to a going concern.

The Audit & Supervisory Committee is responsible for overseeing the performance of duties by directors in connection with the implementation and operation of the financial reporting process.

Auditor’s Responsibilities for the Audit of Consolidated Financial Statements

Our responsibility as auditor is to obtain reasonable assurance through the audit about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an independent auditor’s report that includes our opinion on the consolidated financial statements. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the decisions of users taken on the basis of the consolidated financial statements.

As part of an audit in accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit.

・Identify and assess the risks of material misstatement, whether due to fraud or error, and design and perform audit procedures responsive to those risks. The selection and application of the audit procedures are decided by the auditor. We then obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

・Consider internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances for our risk assessments, while the purpose of the audit of the consolidated financial statements is not to express an opinion on the effectiveness of the company’s internal control.

・Evaluate the appropriateness of accounting policies used by management and their application, and the reasonableness of accounting estimates and related disclosures made by management.

・Come to a conclusion on the appropriateness of management’s use of the going concern basis of accounting to prepare the consolidated financial statements and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the company to cease to continue as a going concern.

・Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation in accordance with accounting principles generally accepted in Japan.

・Obtain sufficient, appropriate audit evidence regarding the financial information of the company and its consolidated subsidiaries to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision, and performance of the audit of the consolidated financial statements. We remain solely responsible for our audit opinion.

We report to the Audit & Supervisory Committee regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide the Audit & Supervisory Committee with a statement that we have complied with the professional ethics requirements regarding independence in Japan, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards to remove or reduce obstructions.

Disclosure of Interests

We and our designated engagement partners do not have any interest in the company or its consolidated subsidiaries that is required to be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

End of document

Certified copy of audit report by the Audit & Supervisory Committee

Audit Report

The following is a report on the methods and results of the Audit & Supervisory Committee’s audit of the performance of duties by Directors in the 49th Term (April 1, 2020 through March 31, 2021).

1. Method and details of audit

The Audit & Supervisory Committee received periodic reports from Directors, employees, etc. regarding the content of the Board of Directors resolution related to Article 399-13, paragraph (1), item (i)(b) and (c) of the Companies Act and the structure and operation of the system established pursuant to that resolution (the internal control system), requested explanations as necessary, expressed opinions, and conducted its audit by the following method.

(i)       Attended material meetings, received reports from Directors and employees, etc. regarding matters with respect to their performance of duties, requested explanations as necessary, viewed the material approval documents, and investigated the status of the business and assets of the headquarters and major sales offices based on the Audit & Supervisory Committee standards established by the Audit & Supervisory Committee and pursuant to the audit policy and division of duties, in collaboration with the Bank’s Auditing Division and other internal control departments. With respect to subsidiaries, came to a mutual understanding and exchanged information with directors and company auditors of subsidiaries and received reports on business from subsidiaries as necessary.

(ii)       Supervised and monitored whether the financial auditor remains independent and is conducting its audit fairly, received reports from the financial auditor regarding its performance of duties and requested explanations as necessary. Received a notice from the financial auditor to the effect that “systems for ensuring that the performance of the duties of financial auditors is being carried out correctly” (matters specified in each item of Article 131 of the Rules of Corporate Accounting) are established in accordance with the “standards for audit quality control” (Business Accounting Council of October 28, 2005), and requested explanations as necessary.

Based on the above method, the Audit and Supervisory Committee examined (1) the business report and annexed detailed statement, (2) the financial statements (i.e., the balance sheet, statement of income, statement of changes in equity, and non-consolidated notes) and annexed detailed statement, and (3) the consolidated financial statements (i.e., the consolidated balance sheet, consolidated statement of income, consolidated statement of changes in equity, and consolidated notes) for this fiscal year.

2. Results of audit

(1)       Results of audit of the business report, etc.

(i)       In our opinion, the business report and the annexed detailed statement comply with laws and ordinances and the articles of incorporation and accurately reflect the situation of the company.

(ii)       In our opinion, there has been no material misconduct or breach of laws and regulations or the articles of incorporation by a Director in the course of performing duties.

(iii)       In our opinion, the content of the resolutions of the Board of Directors related to the internal control system is appropriate, and there are no matters requiring comment with respect to the statements in the business report and the Directors’ performance of duties related to the internal control system.

(2)       Results of auditing the financial statements and annexed detailed statement

In our opinion, the method and results of the audit conducted by Ernst & Young ShinNihon LLC are appropriate.

(3)       Results of audit of consolidated financial statements

In our opinion, the method and results of the audit conducted by Ernst & Young ShinNihon LLC are appropriate.

May 13, 2021

The Michinoku Bank, Ltd. Audit & Supervisory Committee

Full-time Audit & Supervisory Committee Chairperson Seiichi Tsurumi [seal]

Full-time Audit & Supervisory Committee Member Kazuhiko Odanaka [seal]

Audit & Supervisory Committee Member Toshihiro Nishiya [seal]

Audit & Supervisory Committee Member Tetsutaro Wakatsuki [seal]

Note: Audit & Supervisory Committee Members Seiichi Tsurumi, Toshihiro Nishiya, and Tetsutaro Wakatsuki are Outside Directors defined in Article 2, item (xv) and Article 331, paragraph (6) of the Companies Act.

End of document

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